ADMINISTRATION AGREEMENT

This ADMINISTRATION AGREEMENT is made and entered into as of this 12th day of May, 2021 by and between Sparrow Funds, a Ohio business trust (the “Trust”) and Empirical Administration, LLC, a Ohio limited liability company (“Empirical”).

WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio (each a “Fund”); and

WHEREAS, the Trust desires to retain EMPIRICAL to perform certain bookkeeping and administrative services, as more fully described on Exhibit B (the “Services”), to the Trust’s Fund on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.        Engagement. The Trust hereby engages EMPIRICAL to provide the Services to the Trust on the terms and conditions set forth in this Agreement, and EMPIRICAL hereby accepts such engagement and agrees to perform the Services in consideration of the compensation provided for herein.

2.       Services. Subject to the direction and control of the Board of Trustees of the Trust (the “Board”), EMPIRICAL will perform the Services for each Fund of the Trust listed on Exhibit B (as the same may be amended from time to time by the Board, in its sole discretion).

3.       Expenses and Personnel. EMPIRICAL agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Board and officers of the Trust to perform the Services on the terms and for the compensation provided for herein.

4.       Compensation. The Trust, on behalf of each Fund, will pay EMPIRICAL fees for providing the Services (the “Fees”) as described on Exhibit B. The Fees may be modified from time to time by mutual written agreement among the parties. Each Fund shall be responsible for its respective portion of the Fees, as determined by the Trust. The Trust and each respective Fund will pay its portion of the Fees to EMPIRICAL on a monthly basis within ten days of each calendar month end.

5.       Term. This Agreement shall continue until terminated by either party on 30 days’ written notice to the other.

6.       Books and Records. EMPIRICAL will maintain and preserve on behalf of the Trust books and records related to EMPIRICAL’s provision of the Services as and to the extent required by the 1940 Act. EMPIRICAL acknowledges that the records maintained and preserved by EMPIRICAL pursuant to this Agreement are the property of the Trust and will be, at the Trust’s expense, surrendered promptly upon reasonable request. In maintaining books and records under this paragraph, EMPIRICAL may use micrographic and electronic storage media as well as independent third party storage facilities, to the extent permitted under the 1940 Act.

7.       Authority to Execute and Perform Agreements. EMPIRICAL and the Trust each represent that it has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform its respective obligations hereunder.

8.       Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

9.       Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Ohio.

10.       Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

11.       Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Trust and EMPIRICAL and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Trust or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

12.       Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy, e-mail or fax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Trust shall be protected in relying on the photocopy, e-mail or fax until the Trust has received the original of the Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

SPARROW FUNDS                                 Empirical Administration, LLC

One Rock Fund

By: /s/_________________                        By: /s/________________

Title: Trustee                                                         Title: President

Exhibit A

Series of the Trust

The following Fund is covered under this Agreement:

1.	Sparrow Growth Fund

Exhibit B

Services and Fees

1.       SERVICES

In accordance with procedures established by the Trust, EMPIRICAL shall provide the following Services to the Trust:

(a)	Prepare quarterly asset and income diversification testing as follows:

- fundamental and non-fundamental investment restrictions

- IRS Sub-Chapter M Gross Income Test

- IRS Asset Diversification Test

- SEC Asset Diversification Test.

(b)	Create Board reports such as shareholder activity, fund performance, and various other funds reports to highlight Trust activity.

(c)	Prepare quarterly Board books and send out to Board members.

- the Trust will reimburse EMPIRICAL for the cost of materials such as paper, notebooks, mailing costs and supplies needed to create the Board books.

(d)	Attend by telephone all regular and special board meetings and prepare accurate and complete board minutes to record the meeting. Legal will review and confirm accuracy and content requirements.

2.       FEES AND EXPENSES

In consideration of the services to be performed by EMPIRICAL Administration, LLC, pursuant to this Agreement, the Trust agrees to pay EMPIRICAL Administration, LLC, or its personnel the fees set forth below:

$500 per month for the Sparrow Growth Fund.

For avoidance of doubt, the Board of the Trust may, in its sole discretion, add additional Funds of the Trust to this Agreement at any time in the future.